EXHIBIT 10.4

CARROLL COMMUNITY BANK

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (“Agreement”) is entered into as of             , 2011, by and between Carroll Community Bank, a Maryland commercial bank (the “Bank”),                      (“Executive”) and Carroll Bancorp, Inc., a Maryland corporation (the “Company”).

WHEREAS, the Executive is currently an officer of the Bank; and

WHEREAS, the Bank recognizes the importance of Executive to the Bank’s operations and wishes to protect his position with the Bank in the event of a change in control of the Bank or the Company for the period provided for in this Agreement; and

WHEREAS, Executive and the Boards of Directors of the Bank and the Company desire to enter into an agreement setting forth the terms and conditions of payments due to Executive in the event of a change in control and the related rights and obligations of each of the parties.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed as follows:

1. Term of Agreement.

(a) The term of this Agreement shall be deemed to have commenced as of the date written above and shall continue for a period of twelve (12) full calendar months thereafter. Commencing on the date of the execution of this Agreement, the term of this Agreement shall be extended for one day each day until such time as the Chief Executive Officer, after consultation with board of directors of the Bank, or Executive elects not to extend the term of the Agreement by giving written notice to the other party, in which case the term of this Agreement shall be fixed and shall end on the first anniversary of the date of such written notice.

(b) Notwithstanding anything in this Section to the contrary, this Agreement shall terminate if Executive or the Bank terminates Executive’s employment prior to a Change in Control.

2. Change in Control.

(a) Upon the occurrence of a Change in Control of the Bank or the Company followed within twelve (12) months by the voluntary termination of Executive’s employment for Good Reason, as defined in Section 2(a) of this Agreement, or if the Bank or Company terminates the Executive’s employment for a reason other than for Cause, as defined in Section 2(c) of this Agreement, the provisions of Section 3 of this Agreement shall apply.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s consent:

(i) The assignment to Executive of duties that constitute a material diminution of Executive’s authority, duties, or responsibilities (including reporting requirements) from the authority, duties, or responsibilities (including reporting requirements) the Executive held immediately prior to the Change in Control;

(ii) A material diminution in Executive’s base salary;

(iii) Relocation of Executive to a location outside a radius of thirty (30) miles of the Bank’s Sykesville, Maryland office; or

(iv) Any other action or inaction by the Bank or the Company that constitutes a material breach of this Agreement;

provided, that within ninety (90) days after the initial existence of such event, the Bank shall be given notice and an opportunity, not less than thirty (30) days, to effectuate a cure for such asserted Good Reason by Executive. Executive’s resignation hereunder for Good Reason shall not occur later than ninety (90) days following the initial date on which the event Executive claims constitutes Good Reason occurred. If the Bank remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.

(b) For purposes of this Agreement, a “Change in Control” shall be deemed to occur on the earliest of:

(i) Merger. The Company or the Bank merges into or consolidates with another corporation, or merges another corporation into the Company or the Bank, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation (for the purposes of this Section 2(b)(ii) the term “corporation” shall mean any corporation, bank, financial institution, limited liability company, partnership, or other form of legal entity);

(ii) Acquisition of Significant Share Ownership. The Company files, or is required to file, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 30% or more of a class of the Company’s voting securities, but this clause (b) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities; or

(iii) Sale of Assets. The Company or the Bank sells to a third party all or substantially all of its assets.

A Change in Control shall not occur as a result of the conversion of the Bank from mutual to stock form.

(c) Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon termination for Cause. The term “Cause” as used in this Agreement shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order, or any material breach of any provision of this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause. Nothing contained in this Agreement constitutes an employment agreement and Executive remains an employee at will.

3. Termination Benefits.

(a) If, within one (1) year of a Change in Control, Executive voluntarily terminates employment for Good Reason (in accordance with Section 2(a) of this Agreement) or if the Bank involuntarily terminates his employment for a reason other than Cause, Executive shall receive:

(i) a lump sum cash payment equal to one (1) times the Executive’s (i) then base salary and (ii) the highest rate of bonus paid to Executive during the three (3) years prior to termination, subject to applicable withholding taxes, payable in a single lump sum payment within ten (10) calendar days following Executive’s termination of employment; and

(ii) the Bank will continue to provide Executive and the Executive’s dependents with life insurance, non-taxable medical and dental coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by the Bank for Executive prior to Executive’s termination of employment. Such coverage shall cease upon the expiration of twelve (12) full calendar months after Executive’s termination.

(iii) If the Executive is a “Specified Employee,” as defined in Treasury Regulation 1.409A-1(i), then, solely to the extent required to avoid penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), payments under this Section 3 shall be delayed until the first day of the seventh month following the Executive’s date of termination.

(iv) For purposes of this Agreement, a “termination of employment” shall mean a “Separation from Service” as defined in Section 409A of the Code and the regulations promulgated thereunder, such that the Employer and the Executive reasonably anticipate that the level of bona fide services the Executive would perform after a termination of employment would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding thirty-six (36) month period.

The Bank shall pay the aggregate sum of these amounts to Executive in a single lump sum payment (without any mitigation) no later than ten (10) days following Executive’s termination of employment.

(b) Notwithstanding the preceding provisions of this Section 3, in no event shall the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto, and to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with said Section 280G.

4. Notice of Termination.

(a) Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

5. Source of Payments. All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

6. Effect on Prior Agreements and Existing Benefit Plans. This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank, Company and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement. Nothing in this Agreement shall confer upon Executive the right to continue in the employ of the Bank or shall impose on the Bank any obligation to employ or retain Executive in its employ for any period.

7. Restriction on Competition.

(a) Executive covenants and agrees that during the period of this Agreement and for a period of one year following the termination thereof for any reason, Executive shall not engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder, or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business. For purposes of this Agreement, the term “Competing Business” shall mean any person, corporation or other enterprise, or any affiliate thereof located within a geographic area the radius of which is twenty five (25) miles of any Bank office, which is in the business of providing banking services and any activities which the Bank or Company is permitted to engage in by the Maryland Commissioner of Financial Regulation and the Board of Governors of the Federal Reserve System or any successor agencies thereto.

(b) Executive agrees that if, within a period of one year following termination of Executive’s employment with the Bank, Executive enters into an independent contractor, consulting, or other similar relationship with any Competing Business, or any affiliate of any Competing Business, the Executive has irreparably harmed the Bank and as a result the Bank will be entitled to pursue all legal and equitable remedies from a court of competent jurisdiction, including seeking a preliminary and/or permanent injunction barring such engagement.

8. Non-Solicitation of Client.

(a) Executive covenants and agrees that during the period of this Agreement and for a period of one year following the termination thereof for any reason whatsoever, Executive shall not, directly or indirectly, except as authorized by the President and Chief Executive Officer of the Bank, solicit, accept or engage in any employment, independent contract, consulting, or other similar relationship with any Client (as defined below) of the Bank, or any affiliate of any Client which would involve the Executive in providing banking services. For purposes of this Agreement, the term “Client” shall mean any person or entity for which Bank provides banking services during the time that the Executive was employed by the Bank and/or any person or entity to which Bank has an outstanding proposal to provide banking services for or is in active negotiations with regarding such services.

(b) Executive agrees that if, within the period of one year following termination of this Agreement with the Bank, Executive enters into an employment, independent contractor, consulting, or other similar relationship with any Client of the Bank, or any affiliate of any Client for the purpose of rendering banking services in violation of Section 8(a), the Executive agrees in light of the irreparable harm caused to the Bank as a result of any such engagement of the Executive by any Client of the Bank, or affiliate of any Client for the purpose of rendering such services, the Bank may pursue all legal and equitable remedies from a court of competent jurisdiction, including seeking preliminary and/or permanent injunction barring such engagement of the Executive.

9. Non-Solicitation of Employees. Executive agrees that, during this Agreement with the Bank and for one year following termination thereof for any reason whatsoever, including, without limitation, termination by the Bank for cause or without cause, Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Bank to leave the Bank for any reason whatsoever or hire or cause to be hired any employee of the Bank.

10. Successors to the Bank and the Company. The Bank and the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank’s and the Company’s obligations under this Agreement, in the same manner and to the same extent that the Bank and the Company would be required to perform if no such succession or assignment had taken place.

11. Modification and Waiver.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

12. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

13. Headings for Reference Only. The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. In addition, references herein to the masculine shall apply to both the masculine and the feminine.

14. Governing Law; Venue. Except to the extent preempted by federal law, the validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Maryland, without regard to principles of conflicts of law of the State of Maryland. . In any judicial action pertaining to this Agreement, the parties shall submit to venue and personal and subject matter jurisdiction in the appropriate state court located in Carroll County, Maryland and shall refrain from challenging the venue or jurisdiction in that court.

15. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH IT MAY BE A PARTY, ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES HERETO. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY EACH PARTY, AND EACH HEREBY REPRESENTS THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. EACH PARTY FURTHER REPRESENTS THAT IT HAS HAD THE OPPORTUNITY TO BE REPRESENTED IN THE EXECUTION OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

16. Counterparts; Facsimile. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

17. Miscellaneous. Any payment made pursuant to this Agreement, or otherwise, is subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

18. Survival. The obligations of the Employee pursuant to Sections 7 through 9 shall survive the termination of Employee’s employment.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

BANK:

ATTEST:	CARROLL COMMUNITY BANK

By:	By:
Name:	Name:
Title:	Title:

COMPANY:

ATTEST:	CARROLL BANCORP, INC.

By:	By:
Name:	Name:
Title:	Title:

WITNESS:	EXECUTIVE:

By:	By:

Print Name:	Print Name: